CLARK, WILSON
BC's Law Firm for Business

Our File No. 26242-0001 / D/JJK/559819.1

February 27, 2004

Pluristem Life Systems, Inc.
MATAM Advanced Technology Park
Building No, 20
Haifa, Israel 31905

Dear Sirs:

Re: Common Stock of Pluristem Life Systems, Inc. Registered on Form SB-2

We have acted as counsel to Pluristem Life Systems, Inc., a Nevada corporation (the "Company"), in connection with the filing of a registration statement on Form SB-2 (the "Registration Statement") pertaining to the registration under the Securities Act of 1933, as amended, of up to 10,276,449 shares of the Company's common stock for resale by the selling stockholders named in the Registration Statement and below. As more particularly described in the Registration Statement, filed on February 27, 2004, the Company is registering for resale:

(a) up to 4,500,000 shares of the Company's common stock, representing 150% of the 3,000,000 shares of the Company's common stock that were sold to certain selling security holders pursuant to the Securities Purchase Agreements entered into between the selling security holders and the Company dated January 15, 2004, which include up to 1,500,000 shares of the Company's common stock, if any, issuable to these selling security holders as liquidated damages for breach of certain covenants contained in or as a result of adjustments contemplated by certain provisions of the respective Securities Purchase Agreements;

(b) up to 3,300,000 shares of the Company's common stock, representing 110% of the 3,000,000 shares of the Company's common stock that are issuable to certain security holders upon exercise of warrants issued in connection with the Securities Purchase Agreements entered into between the selling security holders and the Company dated January 15, 2004, which include up to 300,000 shares of the Company's common stock, if any, issuable to these selling security holders as a result of adjustments to the warrants to be made as liquidated damages for breach of certain covenants contained in or as a result of adjustments contemplated by certain provisions of the respective Securities Purchase Agreements;

(c) up to 300,000 shares of the Company's common stock that are issuable to a selling security holder upon exercise of the warrants issued as a finder's fee in connection with the Securities Purchase Agreements entered into between certain selling security holders and the Company dated January 15, 2004;

(d) up to 725,483 shares of the Company's common stock that were sold to certain selling security holders in a private placement which closed in July, 2003; and

(e) up to 1,450,966 shares of the Company's common stock that are issuable to certain selling security holders upon exercise of warrants issued in a private placement which closed in July, 2003.

We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

(i) the 3,000,000 shares of the Company's common stock that were sold to certain selling security holders in the Company's January 15, 2004 private placement were duly and validly authorized and issued, and are fully paid and non-assessable; and the 1,500,000 shares of the Company's common stock, if any, issuable to these selling security holders as liquidated damages for breach of certain covenants or for certain adjustments will upon issuance be duly and validly authorized and issued as fully paid and non-assessable;

(ii) the 3,000,000 shares of the Company's common stock that are issuable to certain security holders upon the exercise of warrants issued in the Company's January 15, 2004 private placement, if exercised in accordance with their terms which have been duly authorized by the Company and, if and when these warrant shares are issued upon the exercise of the warrants in accordance with their terms, these warrant shares will be duly and validly authorized and issued as fully paid and non-assessable; and the 300,000 shares of the Company's common stock, if any, issuable to these selling security holders as a result of adjustments to the warrants or as liquidated damages for breach of certain covenants will upon issuance be duly and validly authorized and issued as fully paid and non-assessable;

(iii) the 300,000 shares of the Company's common stock that are issuable to a selling security holder upon exercise of the warrants issued as a finder's fee in connection with the January 15, 2004 private placement, if exercised in accordance with their terms which have been duly authorized by the Company and, if and when these warrant shares are issued upon the exercise of the warrants in accordance with their terms, these warrant shares will be duly and validly authorized and issued as fully paid and non-assessable;

(iv) the 725,483 shares of the Company's common stock that were sold to certain selling security holders in the Company's July, 2003 private placement were duly and validly authorized and issued, and are fully paid and non-assessable; and

(v) the 1,450,966 shares of the Company's common stock that are issuable to certain selling security holders upon exercise of warrants issued in the Company's July, 2003 private placement, if exercised in accordance with their terms which have been duly authorized by the Company and, if and when these warrant shares are issued upon the exercise of the warrants in accordance with their terms, these warrant shares will be duly and validly authorized and issued as fully paid and non-assessable.

We have attorneys admitted to practice in California, Florida, New York, Washington, Virginia and the District of Columbia, but not admitted to practice in the State of Nevada. However, we are generally familiar with the General Corporation Law of the State of Nevada (the "NGCL") as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the NGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

CLARK, WILSON

/s/ Clark, Wilson

BIP/jjk